As filed with the U.S. Securities and Exchange Commission on December 11, 2012

Commission No. 333-52040

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4/A

Pre-Effective Amendment #1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Armada Oil, Inc.

(Exact name of registrant as specified in its charter)

NEVADA	3999	98-0195748
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

10777 Westheimer Road Suite 1100 Houston, Texas 77042 Telephone: (800) 676-1006	James J. Cerna, Jr. President and Chief Executive Officer 10777 Westheimer Road Suite 1100 Houston, Texas 77042 Telephone: (800) 676-1006
(Address and telephone of registrant’s executive office)	(Name, address and telephone number of agent for service)

Copies to:

Joseph Sierchio, Esq. Elishama Rudolph, Esq. Sierchio & Company, LLP 430 Park Avenue Suite 702 New York, New York 10022 Telephone: (212) 246-3030 Facsimile: (212) 246-3039	Adam S. Gottbetter, Esq. Gottbetter & Partners, LLP 488 Madison Avenue 12th Floor New York, New York 10022 Telephone: (212) 400-6900 Facsimile: (212) 400-6901

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock par value $0.001	33,732,191	$0.56	$18,890,027	$2,577
Total	33,732,191	$0.56	$18,890,027	$2,577 (3)

(1) Represents the maximum number of shares of Registrant’s common stock issuable in connection with the Acquisition (the “Acquisition”) described herein.

(2) Estimated solely for the purposes of calculating the registration fee as required by Section 6(b) of the Securities Act, and calculated in accordance with Rule 457(a), 457(c) and 457(f)(1) under the Securities Act solely, the proposed maximum aggregate offering price of the Registrant’s common stock was based upon the market value of the shares of Registrant’s common stock (the securities being issued as consideration for the Acquisition) in accordance with Rule 457(c) under the Securities Act as follows: the product of (A) $0.56, the price of the last sale of Registrant’s common stock as reported on the OTC Markets Group Inc. QB tier on November 23, 2012, multiplied by (B) 33,732,191, the number of shares of Registrant’s common stock to be issued as consideration for the Acquisition.

(3) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Pre-Effective Amendment #1 to the registration statement on Form S-4 filed by Armada Oil, Inc. on November 29, 2012 (File No. 333-52040) is being filed solely to amend “Part II – Item 21. Exhibits and Financial Statement Schedules,” to include certain exhibits and XBRL information.

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PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3) (b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or other proceeding that may result in a claim for such indemnification.

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Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

In reviewing the agreements included as exhibits to this registration statement, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about Armada, Mesa or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

  should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about Armada and Mesa may be found elsewhere in this registration statement and their other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit No. Exhibit Description

2.1	Asset Acquisition Agreement and Plan of Reorganization, dated as of November 14, 2012, among Armada Oil, Inc., Mesa Energy Holdings, Inc., and Mesa Energy Inc. (included as Appendix A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference). (1)

2.2	Agreement and Plan of Merger and Reorganization, dated as of August 31, 2009, by and among Mesa Energy Holdings, Inc., Mesa Energy Acquisition Corp. and Mesa Energy, Inc.*

3.1	Armada Oil, Inc., Articles of Incorporation. *

3.2	Armada Oil, Inc., Articles of Incorporation, as amended. *

3.3	Armada Oil, Inc., Articles of Incorporation, as amended. *

3.4	Armada Oil, Inc., By Laws. *

4.1	Form of Secured Convertible Promissory Note of Mesa Energy Holdings, Inc. *
4.2	Form of Convertible Debenture issued by Mesa Energy Holdings, Inc. June 16, 2011, to Whalehaven Capital Fund Ltd. *

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4.3	Securities Purchase Agreement dated April 17, 2008, by and among International Energy, Inc. and Purchasers named therein and who are signatories thereto. *

4.4	Form of Registration Rights Agreement dated April 17, 2008, by and between International Energy, Inc. and entities named therein and who are signatories thereto. *

4.5	Form of Series A Common Stock Purchase Warrant. *

4.6	Form of Series B Common Stock Purchase Warrant. *

4.7	Form of Series C Common Stock Purchase Warrant. *

4.8	Form of Series D Common Stock Purchase Warrant. *

4.9	Placement Agent Agreement with Palladium Capital Advisors, LLC. *

5.1	Opinion of Sierchio & Company, LLP, as to the validity of the shares of Armada Oil, Inc. common stock. (2)

10.1	Voting Agreement, dated as of November 14, 2012, among Armada Oil, Inc. and the signatories thereto (included as Appendix B to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference). (1)

10.2	Form of Assignment and Assumption Agreement dated as of [•], 201[•], between Mesa Energy Holdings, Inc., and Mesa Energy Inc. (included as Appendix C to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference). (1)

10.3	Split-Off Agreement, dated as of August 31, 2009, by and among Mesa Energy Holdings, Inc., Mesquite Mining Group, Inc., and Beverly Frederick. *

10.4	General Release Agreement, dated as of August 31, 2009, by and among Mesa Energy Holdings, Inc., Mesquite Mining Group, Inc., and Beverly Frederick. *

10.5	Form of Subscription Agreement between Mesa Energy Holdings, Inc. and the investors party thereto. *

10.6	Form of Omnibus Waiver and Modification Agreement dated May 11, 2011, relating to the Secured Convertible Promissory Note of Mesa Energy Holdings, Inc. *

10.7	Form of Subsidiary Guaranty among Mesa Energy, Inc., Mesa Energy Operating, LLC and the investors party thereto. *

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10.8	Security Agreement, dated as of August 31, 2009, among Mesa Energy Holdings, Inc., Mesa Energy, Inc., Mesa Energy Operating, LLC, the investors party thereto and Collateral Agents, LLC. *

10.9	Collateral Agent Agreement, dated as of August 31, 2009, among Mesa Energy Holdings, Inc., Mesa Energy, Inc., Mesa Energy Operating LLC, the investors party thereto and Collateral Agents, LLC. *

10.10	Spring Valley Center Office Lease, dated March 25, 2008, between Spring Valley Center, LLP and Mesa Energy, Inc. *

10.11	First Modification to Office Lease, dated February 28, 2012, between Spring Valley Center, LLP and Mesa Energy, Inc. *

10.12	Letter Agreement, dated March 17, 2009, between Mesa Energy, Inc. and Robert Thomasson. *

10.13	Purchase and Sale Agreement, dated June 17, 2009, between Hydrocarbon Generation, Inc. and Sycamore Resources, Inc. *

10.14	Assignment of Purchase and Sale Agreement, dated as of August 25, 2009, from Sycamore Resources, Inc. to Mesa Energy, Inc. *

10.15 †	Employment Services Agreement dated August 31, 2009, between Mesa Energy Holdings, Inc. and Randy M. Griffin. *

10.16	Exchange Agreement, dated as of June 16, 2011, by and between Mesa Energy Holdings, Inc. and Whalehaven Capital Fund Ltd. *

10.17	Membership Interest Purchase Agreement, dated as of June 1, 2011, by and among Mesa Energy Holdings, Inc., Mesa Energy, Inc., Tchefuncte Natural Resources, LLC and its Members. *

10.18 †	Employment Services Agreement dated September 19, 2011, between Mesa Energy Holdings, Inc. and Rachel L. Dillard. *

10.19 †	Amendment dated October 17, 2011, to Employment Services Agreement dated September 19, 2011, between Mesa Energy Holdings, Inc. and Rachel L. Dillard. *

10.20 †	Amendment dated October 1, 2012, to Employment Services Agreement dated September 19, 2011, between Mesa Energy Holdings, Inc. and Rachel L. Dillard. *

10.21 †	Mesa Energy Holdings, Inc. 2009 Equity Incentive Plan. *

10.22	Loan Agreement, dated July 22, 2011, by and among Mesa Energy, Inc., Mesa Energy Holdings, Inc., TNR Natural Resources, LLC, Mesa Gulf Coast, LLC and The F&M Bank & Trust Company. *

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10.23	Security Agreement dated July 22, 2011, by TNR Natural Resources, LLC for the benefit of F&M Bank & Trust Company. *

10.24	Mortgage, Collateral Assignment, Security Agreement and Financing Statement, dated July 22, 201,1 by TNR Natural Resources, LLC for the benefit of F&M Bank & Trust Company. *

10.25	Pledge and Security Agreement dated July 22, 2011, by Mesa Energy, Inc. for the benefit of F&M Bank & Trust Company. *

10.26	Unlimited Guaranty dated July 22, 2011, by Mesa Energy Holdings, Inc. for the benefit of F&M Bank & Trust Company. *

10.27	Unlimited Guaranty dated July 22, 2011, by Mesa Gulf Coast, LLC for the benefit of F&M Bank & Trust Company. *

10.28	Unlimited Guaranty dated July 22, 2011, by Tchefuncte Natural Resources, LLC for the benefit of F&M Bank & Trust Company. *

10.29	Amendment to Membership Interest Purchase Agreement, dated as of July 13, 2011, by and among Mesa Energy Holdings, Inc., Mesa Energy, Inc., Tchefuncte Natural Resources, LLC, Carolyn M. Greer, Willie Willard Powell and David L. Freeman. *

10.30	Letter Agreement and Bill of Sale between Mesa Energy, Inc. and Wentworth Operating Co., dated September 8, 2011. *

10.31 †	Form of Mesa Energy Holdings, Inc. stock option award. *

10.32 †	Form of Mesa Energy Holdings, Inc. restricted stock award. *

10.33	Purchase and Option Agreement between TR Energy, Inc. and Armada Oil, Inc., dated February 7, 2012. *

10.34	Share Exchange Agreement dated March 21, 2012, between NDB Energy, Inc., Armada Oil, Inc. and the Armada Stockholders. *

10.35 †	At-Will Employment Agreement between NDB Energy, Inc. and Rhonda B. Rosen, dated May 1, 2012. *

10.36 †	Employment Agreement between Armada Oil, Inc. and James J. Cerna, Jr., dated October 11, 2012. *

10.37	Amendment and Extension Purchase and Option Agreement dated February 7, 2012, between TR Energy, Inc. and Armada Oil, Inc., dated September 25, 2012. *

10.38	Seismic and Farmout Option Contract between Anadarko E&P Company LP, Anadarko Land Corp. and Armada Oil, Inc., dated October 22, 2012. *

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10.39 †	Amendment dated June 8, 2012, to the Employment Services Agreement dated August 31, 2009, between Mesa Energy Holdings, Inc. and Randy M. Griffin. *

14.1	Code of Business Conduct and Ethics. *

16.1	Letter regarding change in certifying accountants dated October 15, 2012. *

23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.1). (2)

23.2	Consent of Peterson Sullivan LLP. (1)

23.3	Consent of GBH CPAs, PC. (1)

24.1	Power of Attorney. (1)

99.1	Form of Mesa Energy Holdings, Inc. Consent Form. (1)

99.2	Armada Oil, Inc. Unaudited Pro Form Combined Condensed Financial Information. (1)

99.3	Letter from Collarini Engineering to Mesa Energy Holdings, Inc. dated October 17, 2011, relating to its reserve estimates dated January 1, 2011. *

99.4	Letter from Collarini Engineering to Mesa Energy Holdings, Inc. dated October 18, 2011 relating to its reserve estimates dated April 1, 2011. *

99.5	Reserve Report of Chadwick Energy Consulting, Inc., to Mesa Energy Holdings, Inc. dated March 24, 2011. *

99.6	Letter from Collarini Engineering to Mesa Energy Holdings, Inc. dated March 6, 2012, relating to its reserve estimates dated January 1, 2012. *

99.7 †	NDB Energy, Inc. 2012 Long-Term Incentive Plan. *

99.8	Audit Committee Charter. *

99.9	Nominating and Corporate Governance Committee Charter. *

99.10	Compensation Committee Charter. *

101 INS XBRL Instance Document. *

101 SCH XBRL Schema Document. *

101 CAL XBRL Calculation Linkbase Document. *

101 LAB XBRL Labels Linkbase Document. *

101 PRE XBRL Presentation Linkbase Document. *

101 DEF XBRL Definition Linkbase Document. *

_____________________________________

* Filed herewith.

† Management contract or compensatory plan.

(1) Incorporated by reference to the registration statement on Form S-4 filed by Armada Oil, Inc. on November 29, 2012.

(2) To be filed by amendment.

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Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the application form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 11th day of December, 2012.

Armada Oil, Inc.

By: /s/ James J. Cerna, Jr.
Name:	James J. Cerna, Jr.
Title:	President and Chief Executive (Principal Executive Officer) and Director

By: /s/ *
Name:	Rhonda B. Rosen
Title:	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

By: /s/ James J. Cerna, Jr.		Date: December 11, 2012
Name:	James J. Cerna, Jr.
Title:	President and Chief Executive Officer (Principal Executive Officer) and Director

By: /s/ *		Date: December 11, 2012
Name:	Rhonda B. Rosen
Title:	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)

By: /s/ *		Date: December 11, 2012
Name:	Jatinder S. Bhogal
Title:	Director

By: /s/ *		Date: December 11, 2012
Name:	Kenneth T. Hern
Title:	Director

By: /s/ *		Date: December 11, 2012
Name:	Will E.D Matthews
Title:	Director

By: /s/ *		Date: December 11, 2012
Name:	David J. Moss
Title:	Director

By: /s/ *		Date: December 11, 2012
Name:	Eric Wold
Title:	Director

By: *
James J. Cerna, Jr.
Attorney-in-Fact

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